Exhibit 10.4

SEPARATION AGREEMENT
This Separation Agreement (the "Agreement") is made and entered into by and between Pluralsight, LLC, a Nevada limited liability company (the "Company"), and Nate Walkingshaw, an individual, residing in Utah ("Employee").
RECITALS
A.Employee is Chief Experience Officer for the Company and is employed as an at-will employee.

B.Employee executed the Confidentiality, Intellectual Property Assignment, and Non- Solicitation Agreement on or about January 2, 2015 (the "CINSA"), which is attached as Exhibit A to this Agreement.

C.Employee executed the Executive Employment Agreement on or about September 15, 2017 (the "Employment Agreement"), which is attached as Exhibit B to this Agreement.

D.Employee executed an Incentive Unit Offer Letter on or about May 28, 2015 and an Amendment No. 1 to that Incentive Unit Offer Letter dated on or about September 15, 2017; an Incentive Unit Offer Letter on or about September 30, 2016 and an Amendment No. 1 to that Incentive Unit Offer Letter on or about September 15, 2017, all of which are subject to the Pluralsight Holdings, LLC 2013 Incentive Unit Plan (the "RCU Agreements"). Employee executed Restricted Stock Unit Agreements on or about September 29, 2017, November 4, 2017, April 3, 2018, April 3, 2018, each of which are subject to the 2017 Equity Incentive Plan, and March 5, 2019, each of which is subject to the 2018 Equity Incentive Plan (the "RSU Agreements"), and a Stock Option Agreement on or about June 22, 2018, which is subject to 2018 Equity Incentive Plan (together with the RCU Agreements and RSU Agreements, the "Equity Agreements").

E.Employee executed the Indemnification Agreement with Pluralsight, Inc. on or about May 17, 2018, which is attached hereto as Exhibit C to this Agreement.

F.The parties have determined to terminate their employment relationship.

G.Employee and the Company desire to document the termination of Employee’s employment relationship and fully resolve all employment and other related matters between them, as well as all claims and potential claims or disputes.

AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows, effective as of the Effective Date:

1.	Consideration.

a.Compensation. Employee shall be entitled to continued payment of the Base Salary, as that term is defined in the Employment Agreement and at the rate established in 2020, through the Separation

Date as that term is defined in Section 1(b). Employee acknowledges and agrees that he will not be eligible for a bonus in 2020.

b.Separation Date and Severance.

i.
Employee’s employment with the Company and any of its affiliates shall terminate effective the earlier of (1) July 17, 2020, (2) the date Employee’s employment is terminated by the Company if for "cause" (as defined in Section 8.1 of the Employment Agreement), or (3) Employee resigns and designates his last day as a date earlier than July 17, 2020 (the "Separation Date").

ii.
The Company shall timely provide Employee with all necessary and required documents and information to allow Employee to elect continuation coverage as provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Subject to Employee signing this Agreement and not timely revoking, to assist with Employee’s transition to a new benefits provider, the Company shall provide Employee a lump sum payment equal to $11,140.35 (the "Severance Payment"). Regardless of whether the Separation Date is on July 17, 2020 or an earlier date, Employee acknowledges and agrees that the Company is only obligated to pay the Severance Payment.

iii.
The Severance Payment shall be paid to Employee on the first available payday following the Separation Date, less applicable federal and state income taxes, employee taxes, and other appropriate withholdings. The Company will deposit the Severance Payment into to the bank account where the Company had been transmitting Employee’s pay immediately prior to the Separation Date.

iv.	Employee shall resign from all positions with the Company, including any of its parent, subsidiary, or affiliate companies, effective as of the Separation Date.

c.Additional Agreement. In exchange for the Severance Payment, Employee expressly agrees to execute any documents that may be reasonably necessary to effectuate the intent of the parties in executing this Agreement and in ending the employment relationship. Such documents could include, but not be limited to, amendments or addenda to this Agreement and a waiver and release of claims against the Company.

d.Adequate Consideration. The parties agree that this Agreement is supported by adequate consideration based on the mutual covenants and promises set forth herein. Moreover, Employee acknowledges that the consideration provided pursuant to this Agreement is provided solely as consideration for the mutual promises set forth in this Agreement, and does not constitute payments or benefits to which Employee would otherwise be entitled under applicable law or Company policies.

e.No Other Payments. Except as provided herein, Employee acknowledges that no other compensation, wages, payment, bonus, accelerator, reimbursement, equity awards, vesting or benefit of any nature whatsoever is due and owing by the Company to Employee. Employee represents that he has previously reported all hours worked for the Company in strict accordance with Company policy and that he is not owed any salary, reimbursement, or compensation for any hours worked. Employee further acknowledges and agrees that, as of the Separation Date, he has (x) previously been reimbursed for all expenses and costs for which the Company is or may be responsible or (y) submitted for reimbursement all expenses and costs for which the Company is or may be responsible.

f.Reporting. Employee acknowledges and agrees that as a public company, the Company, including its parent company, may have certain reporting or disclosure obligations relating to the parties, Employee’s title or status, or the fulfillment of the parties’ respective rights and obligations as provided for in this Agreement or pursuant to Employee’s employment with the Company. Employee acknowledges and agrees that the Company shall make whatever report or disclosure it believes is required by law or is reasonably prudent. Employee further acknowledges and agrees that the Company makes no representation or warranty regarding the form, substance, or timing of any such report or disclosure, or the number of reports or disclosures it may decide to make.

2.Treatment of Equity. In accordance with the terms and conditions of the Equity Agreements, Employee acknowledges and agrees that he (i) will continue to vest until the Separation Date and (ii) forfeits all right, title, and interest in the equity granted under the Equity Agreements that has not vested as of the Separation Date. Furthermore, Employee agrees and acknowledges that he shall no longer be eligible to participate in the Company’s Employee Stock Purchase Plan (ìESPPî) after the Separation Date. Any amounts contributed by Employee to ESPP during the purchase period that was open immediately prior to the Separation Date will be returned to Employee. Employee understands that no shares will be purchased by the Company on his behalf at the end of the purchase period.

3.Release of Claims by Employee.

a.In exchange for the consideration provided in this Agreement, including without limitation the Severance Payment, Employee, for himself and his heirs, executors, representatives, agents, assigns, and all persons and entities claiming by, through, or under him, hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (both individually and collectively, the "Released Parties"), from any and all claims, liabilities, charges, obligations, demands, grievances, lawsuits, causes of action, attorney fees, costs, and liabilities of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether known or unknown, which Employee may have or has ever had as of the Effective Date against the Released Parties in any way related to any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter (the "Released Claims").

The Released Claims include, but are not limited to, any matters, causes, or things whatsoever that were, have been, or in any way could have been alleged as of the Effective Date arising out of Employee’s employment by the Company, including, but not limited to, any and all claims arising under federal, state, or local employment, civil rights, labor, wage and hour, wage payment, back pay or similar laws, including, without limitation, claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, whistle-blowing or liability in tort, common law claims, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ßß 1981-1988, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Fair Credit Reporting Act, Executive Order I 1246, the Immigration Reform and Control Act of 1986, the Utah Anti-Discrimination Act, the Utah Minimum Wage Act, and the Utah Payment of Wages Act, and all other federal, state or local statutes, ordinances, and regulations. Employee understands that the Released Claims include a release of claims arising under the Age Discrimination in Employment Act.

b.Provided, however, notwithstanding anything to the contrary set forth herein, this Section 3 shall not (i) extend to any obligations of the Company under this Agreement or any claims that cannot be waived under applicable law; (ii) prohibit any claims by Employee for unemployment insurance benefits or worker’s compensation benefits under Utah law; (iii) prohibit Employee from filing charges with the Equal Employment Opportunity Commission or state anti-discrimination agencies for violation of state or federal employment laws within the jurisdiction of those agencies, except that Employee does specifically waive Employee’s right to personal monetary recovery in connection with such charges; (iv) eliminate any vested rights that Employee may have under any employee pension or welfare benefit plan in which he participated as an employee of the Company; and/or (v) prohibit Employee’s participation in the Company’s employee health benefit plan, as allowed by COBRA and the terms, conditions, and limitations of the plan. In addition, notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21 F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

c.Employee acknowledges that he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the Released Claims, and Employee expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall remain effective in all respects, regardless of such additional or different facts.

d.In exchange for Employee's waiver and release of claims against the Released Parties, and non-revocation of any portion of that release, the Company, including the Company's parents, subsidiaries, affiliates, predecessors, successors, and assigns, expressly waives and releases any and all claims against the Employee that may be waived and released by law with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties' execution of the Agreement; (ii) the Employee's breach of any terms and conditions of the Agreement; (iii) the Employee's breach of any of the material terms and conditions of the Employment Agreement or CINSA; and (iv) the Employee's criminal activities, gross negligence or intentional misconduct occurring during the Employee's employment with the Company.

4.Twenty-One Day Consideration Period. The Company provided this Agreement to Employee on June 17, 2020. Employee may elect to take up to twenty-one (21) days to consider whether to accept this Agreement, although Employee may sign this Agreement before then. Changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period. If Employee fails to execute this Agreement within the twenty-one (21) day period, then the terms and conditions contained in this Agreement are automatically withdrawn without further action or notice by the Company.

5.Seven Day Revocation Period. Following execution of this Agreement, Employee shall have seven (7) days to revoke this Agreement. To be effective, the revocation must be in writing, signed by Employee, and delivered to Melanie Grayson, Assistant General Counsel, 182 North Union Avenue, Farmington, Utah 84025, email: melanie-grayson@pluralsight.com, on or before 5 p.m. MDT of the 7th day. This Agreement shall become effective on the eighth (8th) day following execution of this Agreement (the "Effective Date"). If Employee revokes this Agreement, Employee shall not be eligible to receive any compensation or benefits under this Agreement and the Company shall have no obligations hereunder.

6.Representations.

a.Employee Representations. Employee warrants and represents that he has not filed any claims, complaints, or actions of any kind against the Company with any court or local, state or federal government agency; that he has been properly paid for all hours worked for the Company; that he has received all salary, wages, commissions, bonuses, and other compensation due to the Employee; and that he has not engaged in any unlawful conduct relating to the business of the Company.

Nothing in this Agreement prohibits or restricts Employee from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal or state regulatory authority (collectively, "Agencies"). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any of the Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Agencies in connection with reporting a possible securities law violation without notice to the Employer. This Agreement does not limit the Employee’s right to receive an award for information provided to any securities regulatory agency or authority.

b.Company Representations. The Company warrants and represents that it does not have any actual knowledge of any threatened or pending claim or litigation against Employee or in which Employee might be named as a defendant. Notwithstanding, the Company acknowledges that Employee may be identified as a witness by any party to the following matters that were pending as of the date of the Effective Date: City of Birmingham Fireman’s and Policemen’s Supplemental Pension System v. Pluralsight, Inc., case no. 1:19-cv-00128-JNP-DBP pending in the United States District Court for the District of Utah and Choi v. Skonnard et al, case no. 1:20-cv-00357-RGA pending in the United States District Court for the District of Delaware. In the event Employee is identified as a witness, the parties agree and acknowledge that the terms of the Indemnification Agreement shall govern any expenses actually incurred by Employee. The Company makes no further warranties or representations regarding threatened claims or litigation.

7.Return of Company Property. In accordance with Employee’s obligations under Sections 1 and 2 of the CINSA, Employee covenants and represents that he has returned to the Company all Confidential Information, including without limitation: (i) all documents, whether in print or electronic form, or other information about the Company, including without limitation confidential, proprietary or trade secret information, whether developed by Employee or any other employee of the Company; (ii) all electronic equipment and electronic storage devices (e.g., computers, cellular phones, thumb drives, etc.); and (iii) all company property, credit cards, office keys, and other property that Employee obtained or that were made available to him as a consequence of his employment with the Company. Employee further affirmatively acknowledges that he has removed all Confidential Information belonging to the Company from Employee’s personal electronic devices, including without limitation his mobile phone. Employee acknowledges and agrees that Employee’s obligations pursuant to Sections 1 and 2 of the CINSA regarding Confidential Information expressly survive the termination of Employee’s employment with the Company.

8.Confidential Agreement. Employee agrees that the terms of this Agreement shall be and remain confidential, and Employee promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Agreement except to (i) Employee’s spouse, legal counsel, and financial or tax advisor, upon condition that each such person be advised by Employee of Employee’s confidentiality obligations hereunder and that any disclosure by such person will be deemed a disclosure by Employee; (ii) as required by validly issued subpoena, court order, or federal or state law or regulation; or (iii) in legal proceedings for breach of or to enforce the terms of this Agreement.

9.Non-disparagement.

a.Employee’s Obligations. Employee agrees that he shall not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill, good reputation, and/or business opportunities of the Released Parties or their business, products, or services. This obligation shall include, but shall not be limited to, refraining from making negative statements about the Released Parties or their methods of doing business, the effectiveness of their business policies, or the quality of any of their products, services or personnel. This section also expressly includes the making or publication of such statements on Facebook, LinkedIn, Twitter, Instagram, Glassdoor or other social media, regardless of whether the statements are accessible to the general public or limited to ìfriendsî or others to whom Employee has expressly granted access. This is a continuing obligation that shall survive this Agreement.

Nothing in this Section 9 shall restrict Employee’s right to file any charge with or cooperate in any investigation conducted by the Agencies, as set forth more fully in Section 6 above, or is intended to preclude or dissuade Employee from engaging in legally protected activities protected by state and federal law, including the National Labor Relations Act or federal securities laws, including the Dodd-Frank Act, to the extent such rights cannot be waived by agreement.

b.The Company’s Obligations. The Company agrees that it shall not do or say anything that would be slanderous, libelous or defamatory in nature regarding the Employee. For the purposes of this section 9(b) only, the term "the Company" shall be limited to its executives reporting directly to Aaron Skonnard as of the Effective Date of this Agreement.

10.Remedies. Employee acknowledges and understands that (a) the provisions of Sections 8 and 9; (b) the provisions of Sections 1, 2 and 3 of the CINSA; and (c) Sections 10 and 14 of the Employment Agreement are each material terms of this Agreement and that the Company would not be willing to enter into this Agreement, the CINSA or the Employment Agreement without such provisions. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement or by the Company of section 9(b) of this Agreement, the parties hereby consent and agree that the parties shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

11.Confirmation of Prior Agreements. Notwithstanding anything in this Agreement to the contrary, Employee acknowledges and agrees that nothing in this Agreement shall alter, limit, or void the respective rights and obligations of the parties under the CINSA; the Equity Agreements; Sections 10, 13, and 14 of the Employment Agreement; the Indemnification Agreement; or any other agreement entered into between Employee and the Company prior to the date hereof. Any covenants in those prior agreements that were designed to restrict Employee’s actions during employment or that were intended to survive separation of employment shall continue in full force and effect, including without limitation the non-compete, non- solicitation, and confidentiality provisions of any of those prior agreements.

12.Not an Admission. This Agreement is not an admission by any party hereto that either has violated any contract, law, or regulation or that the Company or Employee has discriminated against the other or otherwise infringed on the other’s rights and privileges or done any other wrongful act. Rather, the parties have entered into this Agreement with the intention to avoid disputes and any attendant inconvenience and expense.

13.Entire Document. With the exception of the CINSA, the Equity Agreements, and those provisions that survive Employee’s termination pursuant to Section 11 above, this Agreement is the entire, integrated agreement between the parties regarding the subject matter of this Agreement. No other promises or agreements regarding the subject matter of this Agreement have been made to either Employee or the Company other than those contained in this Agreement. In electing to sign this Agreement, neither the Employee nor the Company has relied on any representation or promise, whether oral or written, not specifically set forth in this Agreement.

14.No Assignment of Claims. Employee represents that he has not made, and will not make, any assignment of Claim(s) released by this Agreement and that no other person or entity had or has any interest in any Claim(s) released by Employee under this Agreement.

15.Miscellaneous. This Agreement shall be governed by the laws of the State of Utah. Notwithstanding any Utah statutory or case law to the contrary, this Agreement may not be modified except by a document signed by a duly authorized representative of the Company and the Employee, whether or not such claimed modification is supported by separate consideration. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties. This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns, as applicable, of the respective parties hereto. The parties agree that any dispute between them, whether arising under this Agreement or relating to the enforceability or interpretation thereof, shall be subject to the exclusive jurisdiction of the federal or state courts situated in the State of Utah, and each party hereby submits itself to the personal jurisdiction of the courts situated in the State of Utah.

16.Severability. The provisions of the Agreement are severable. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, the other provisions shall remain fully valid and enforceable. Such a finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the parties.

17.Attorneys’ Fees. If a civil action is brought to enforce this Agreement, such action shall be brought in a court of competent jurisdiction located in Salt Lake County, Salt Lake City, Utah, and the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses incurred, in addition to any other relief to which such party may be entitled under this Agreement, at law, or in equity, whether incurred before or after the filing of a civil action or the entry of judgment.

18.Knowing and Voluntary Execution. Employee specifically represents that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily and knowingly entering into it. Employee also specifically represents that prior to signing this Agreement, he was provided a reasonable period of time within which to consider whether to accept this Agreement. Employee has been advised that this is an important legal document and that he should consult with an attorney of his choosing prior to entering into this Agreement. Employee specifically represents that he has been given an opportunity to consult with counsel and that, to the extent desired, he has done so.

19.Authority to Enter Agreement. The Company warrants and represents that it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company further warrants and represents that this Agreement is not in conflict with any other agreement to which the Company is a party or by which it may be bound. In addition, the Company warrants and represents that the individuals executing this Agreement on behalf of the Company have the full power and authority to bind the Company to the terms hereof and have been authorized to do so in accordance with the Company’s corporate structure and organization.

20.Counterparts. This Agreement may be executed in one or more counterparts, including by electronic signature, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or other electronically delivered copies of signature pages to this Agreement shall be treated between the parties as original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement knowingly and voluntarily intending to be legally bound by its terms.

Dated:	July 9, 2020	/s/ Nate Walkingshaw
Nate Walkingshaw

Pluralsight, LLC

Dated:	July 9, 2020	By:	/s/ Aaron Skonnard
		Name:	Aaron Skonnard
		Its:	Chief Executive Officer